Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mirant Corporation:

We consent to the use of our reports dated March 14, 2005, relating to the consolidated balance sheets of Mirant Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity (deficit), comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated herein by reference.

Our report on the aforementioned consolidated financial statements contains an explanatory paragraph that describes conditions that raise substantial doubt about the Company’s ability to continue as a going concern and an explanatory paragraph that describes the Company’s adoption of the provisions of SOP 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, and a change in accounting for asset retirement obligations and energy trading contracts and energy-related inventory in 2003.

KPMG LLP

Atlanta, Georgia

January 9, 2006

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